SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant X

Filed by a Party other than the Registrant

Check the Appropriate box:

     Preliminary Proxy Statement               Confidential for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))

X    Definitive Proxy Statement

     Definitive Additional Materials


Soliciting Material Pursuant to ' 240.14a-11(c) or ' 240.14a-12
Name of Registrant as Specified in its Charter: Scott's Liquid Gold-Inc.

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

X    Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:  $125.00
     2)   Form, Schedule, or Registration Statement No.:PRE-14A
     3)   Filing Party: Scott's Liquid Gold-Inc.
     4)   Date Filed:  2/27/96









                       SCOTT'S LIQUID GOLD-INC.{PRIVATE }
                               4880 HAVANA STREET
                             DENVER, COLORADO 80239
                           NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS
                             TO BE HELD MAY 1, 1996
TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Scott's Liquid Gold-Inc., a Colorado corporation (the "Company"), will be held at 10:00 a.m., Mountain Time, on Wednesday, May 1, 1996 at the Company's offices, 4880 Havana Street, Denver, Colorado for the purpose of considering and acting upon the following:

     (1) The election of seven directors;
     (2) An amendment to the Company's Articles of Incorporation to increase the authorized number of shares of the Company's Common Stock to 50,000,000 shares;
     (3) An amendment to the Company's Articles of Incorporation to authorize up to 20,000,000 shares of Preferred Stock of the Company issuable in one or more series;
     (4) An amendment to the Company's Articles of Incorporation to delete a provision on indemnification of directors and officers; and
     (5) Such other matters as may properly come before the meeting or any adjournment thereof

     Only shareholders of record at the close of business on March 11, 1996 are entitled to notice of and to vote at the meeting.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         CAROLYN J. ANDERSON
                         Corporate Secretary

Denver, Colorado
March 22 , 1996


THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                            SCOTT'S LIQUID GOLD-INC.
                               4880 HAVANA STREET
                             DENVER, COLORADO 80239



                                PROXY STATEMENT




                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 1996


     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Scott's Liquid Gold-Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at 10:00 a.m., Mountain Time, on Wednesday, May 1, 1996 at the Company's offices, 4880 Havana Street, Denver, Colorado, or any adjournment thereof. This Proxy Statement and the accompanying form of Proxy are first being mailed or given to the shareholders of the Company on or about March 22 , 1996.

     Any shareholder signing and mailing the enclosed Proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company's Corporate Secretary, by voting in person at the meeting or by filing at the meeting a later executed proxy.


               VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS


     All voting rights are vested exclusively in the holders of the Company's $0.10 par value common stock. Each share of the Company's common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the meeting, when present in person or by proxy, constitute a quorum. On March 11, 1996, the record date for shareholders entitled to vote at the meeting, the Company had 10,030,900 shares of its $0.10 par value common stock issued and outstanding.


     When a quorum is present, in the election of directors, those seven nominees having the highest number of votes cast in favor of their election will be elected to the Company's Board of Directors. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.
The affirmative vote of 2/3 of the outstanding shares of the Company's common stock entitled to vote is necessary for approval by the shareholders of the proposed amendments to the Company's Articles of Incorporation. Thus, any shares not voted on the amendments (whether by abstention, broker non-vote or otherwise) have the same effect as a vote against the amendments. With respect to any other matter which may properly come before the Meeting, unless a greater number of votes is required by law, a matter is approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote for these other matters so long as a quorum is present.

     The following persons are the only persons known to the Company who on March 11, 1996, owned beneficially more than 5% of the Company's common stock, its only class of outstanding voting securities:

                       AMOUNT AND NATURE          PERCENT
                               OF                OF CLASS
NAME AND ADDRESS OF        BENEFICIAL
  BENEFICIAL OWNER         OWNERSHIP
Jerome J. Goldstein        2,502,279  (1)(2)         24.8%
4880 Havana Street
Denver, Colorado
80239

Goldie S. Goldstein        947,884    (1)             9.4%
4880 Havana Street
Denver, Colorado
80239

Scott's Liquid Gold-       1,096,562  (3)            10.9%
Inc.
Employee Stock
Ownership Plan
4880 Havana Street
Denver, Colorado
80239

(1) Includes 947,884 shares owned by Mr. Goldstein's wife, Goldie S. Goldstein, over which shares both Mr. and Mrs. Goldstein may be deemed to have shared voting and investment power. Both the amount and percent of class of the shares owned by Goldie S. Goldstein are included in the shares reported for Jerome J. Goldstein.

(2) Includes 70,500 shares underlying presently exercisable incentive stock options granted under the Company's 1986 Incentive Stock Option Plan. Does not include 134,348 shares held by the Company's Employee Stock Ownership Plan attributable to Mr. Goldstein's vested interest in the Plan.

(3) The committee administering the Employee Stock Ownership Plan directs the voting of shares held under such Plan. The Company's four executive officers are four of seven members of this committee.

                     SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows as of March 11, 1996, the shares of the Company's common stock beneficially owned by each director and executive officer of the Company and the shares beneficially owned by all of the directors and executive officers as a group:

      NAME AND         AMOUNT AND NATURE OF       PERCENT
     ADDRESS OF        BENEFICIAL OWNERSHIP      OF CLASS
  BENEFICIAL OWNER             (1)
Jerome J. Goldstein    2,502,279     (2)(7)       24.8%
Mark E. Goldstein        479,782     (3)(7)        4.7%
Carolyn J. Anderson      288,460     (4)(7)        2.9%
Barry Shepard            274,500     (5)(7)        2.7%
Dennis H. Field          148,500     (6)           1.5%
James F. Keane           102,500     (6)           1.0%
Michael J. Sheets        105,000     (6)           1.0%
All Directors and      3,901,021     (7)          36.8%
executive officers
as a Group (7
persons)

(1) Beneficial owners listed have sole voting and investment power with respect to the shares shown unless otherwise indicated.

(2) Includes 947,884 shares owned by Mr. Goldstein's wife over which shares Mr. Goldstein may be deemed to have shared voting and investment power. Also includes 70,500 shares underlying presently exercisable stock options granted under the Company's 1986 Incentive Stock Option Plan.

(3) Includes for Mr. Mark Goldstein 70,500 shares underlying presently exercisable stock options granted under the Company's 1986 Incentive Stock Option Plan. Also includes 92,892 shares held by Mr. Goldstein's wife and minor children.

(4) Includes for Ms. Anderson 70,500 shares underlying presently exercisable stock options granted under the Company's 1986 Incentive Stock Option Plan.

(5) Includes for Mr. Shepard 70,500 shares underlying presently exercisable stock options granted under the Company's 1986 Incentive Stock Option Plan.


(6) Includes for Mr. Sheets, 45,000 shares, for Mr. Field 145,000 shares and for Mr. Keane 100,000 shares underlying presently exercisable stock options granted by the Company's Board of Directors under the Company's 1993 Stock Option Plan for Outside Directors.


(7) Does not include shares owned by the Company's Employee Stock Ownership Plan under which, at December 31, 1995, Jerome J. Goldstein has a vested interest in 134,348 shares, Mark E. Goldstein has a vested interest in 76,262 shares, Carolyn J. Anderson has a vested interest in 115,816 shares, and Barry Shepard has a vested interest in 68,120 shares.

     There has been no change in control of the Company since the beginning of the last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.


             ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
NOMINEES

     The Company's Board of Directors consists currently of seven directors. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the seven nominees for director named below. If, at the time of the Meeting, any of these nominees shall have become unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their discretion. If elected, the nominees for director will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for director, each of whom has consented to serve if elected, are as follows:

      NAME OF
    NOMINEE AND            DIRECTOR       PRINCIPAL OCCUPATION FOR
 POSITION, IF ANY,   AGE     SINCE                  LAST FIVE YEARS
    IN THE COMPANY
Jerome J. Goldstein  73     1954     Chairman of the Board of the
(Chairman of the                     Company since August, 1990.  From
Board)                               1954 to 1990, President and
                                     Chairman of the Board of the
                                     Company.

Mark E. Goldstein    39     1983     President of the Company since
(President and Chief                 August, 1990.  From 1982 to 1990,
Executive Officer)                   Vice President-Marketing of
                                     Company.  Employed by the Company
                                     since 1978.

Carolyn J. Anderson  56     1974     Executive Vice President since
(Executive Vice                      1974, Chief Operating Officer of
President, Chief                     the Company since 1982 and
Operating Officer                    Corporate Secretary since 1973.
and Corporate                        Employed by the Company since
Secretary)                           1970.

Barry Shepard        65     1982     Treasurer and Chief Financial
(Treasurer and Chief                 Officer of the Company since 1981
Financial Officer)                   when employed by the Company.

Dennis H. Field      63     1991     Management Consultant since 1990.
                                     From 1984 to 1990, Executive Vice
                                     President/General Manager, Faberge
                                     USA, Inc. (mass market health and
                                     beauty aids).


James F. Keane       62     1993     Independent businessman since 1987
                                     and founder and President of Engine
                                     World Inc.(distributor of auto and
                                     marine engines) since 1991. From
                                     1990 to 1992, Marketing Professor
                                     at Bentley College.  From 1974 to
                                     1987, Vice President, S.C. Johnson
                                     & Son, Inc. (household and personal
                                     care products).

Michael J. Sheets    65     1990     Principal, Gerald Schoenfeld, Inc.
                                     (new product concepts) since
                                     August, 1994.  President, The
                                     French Culinary Institute, from February
                                     1994 to August 1994. Consultant,
                                     October, 1990 to present.  From
                                     1975 to 1990, President of Airwick
                                     Industries, Inc. (household
                                     products).

     All of the foregoing persons are currently directors of the Company. Their positions on standing committees of the Board of Directors are shown below under "Directors' Meetings and Committees".

     The Company's only executive officers are those who are described in the foregoing table. The officers of the Company are elected annually at the first meeting of the Company's Board of Directors held after each annual meeting of shareholders and serve at the pleasure of the Board of Directors.

     Mark E. Goldstein is the son of Jerome J. Goldstein. With this exception, there are no family relationships among the executive officers or directors, and there are no arrangements or understandings pursuant to which any of them was elected as an executive officer or director.


DIRECTOR'S MEETINGS AND COMMITTEES


     During the year ended December 31, 1995, the Company had five directors meetings, plus four actions by unanimous written consent. The Company's Board of Directors has both a Compensation Committee and an Audit Committee.


     The primary responsibilities of the Compensation Committee include development of an executive compensation philosophy for the Company; origination of all executive compensation proposals; review of the appropriate mix of variable versus fixed compensation; and review of all transactions between the Company and any executive officer or director, whether or not involving compensation. The Committee consists of at least two or more outside directors of the Company and, in addition, the Chairman of the Board of the Company. Current members of the Compensation Committee are Dennis H. Field (Chairperson), Michael J. Sheets, and Jerome J. Goldstein (with Mr. Goldstein having no vote). The Compensation Committee met one time during 1995.

     The Audit Committee has as its primary responsibilities the recommendation of an independent public accountant to audit the annual financial statements of the Company, the review of internal and external audit functions, the review of internal accounting controls, the review of annual financial statements, and a review at its discretion of compliance with corporate policies and codes of conduct. The Audit Committee is comprised of outside directors. The current members of the Audit Committee are Michael J. Sheets (Chairperson), James F. Keane, and Dennis H. Field. The Audit Committee met three times during 1995.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee includes two persons who are or have previously been employed by the Company or its subsidiaries. Jerome J. Goldstein is Chairman of the Board of the Company and, prior to August 1990, was also the President and Chief Executive Officer of the Company. Mr. Goldstein is a non-voting member of the Committee. Dennis H. Field was President and Chief Operating Officer of Aquafilter Corporation, a wholly-owned subsidiary of the Company, from 1978 to 1982. After leaving Aquafilter Corporation, Mr. Field had virtually no contact with the Company from the date of his resignation to 1991 when he was asked to join the Company's Board. Prior to 1991, he was Executive Vice President/General Manager, U.S. Division, of Faberge. Mr. Field has a distinguished career with significant consumer product companies.


     Michael J. Sheets, a director and member of the Compensation Committee, is a consultant to the Company, providing advice primarily in the areas of marketing and advertising. Mr. Sheets became a consultant at the time of joining the Company's Board of Directors in 1990. He is paid $1,667 per month for his services as a consultant. Mr. Sheets was, prior to October, 1990, President and Chief Executive Officer of Airwick Industries (Reckitt and Colman Household Products), a large competitor of the Company, and has a distinguished career in consumer products manufacturing, advertising and sales.


EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows the annual and other compensation of the chief executive officer and all other executive officers of the Company for services in all capacities provided to the Company and its subsidiaries for the past three years.



                        SUMMARY COMPENSATION TABLE
                                                             LONG TERM
                                                             COMPENSATI
                                                                 ON
                              ANNUAL COMPENSATION         AWARDS

    NAME AND                                  OTHER ANNUAL   UNDERLYING  ALL OTHER
    PRINCIPAL               SALARY    BONUS   COMPENSATION    OPTIONS  COMPENSATION
    POSITION        YEAR      $       $(1)          $         (NO. OF     ($)(3)
                                                              SHARES)
                                                                (2)

Mark E. Goldstein    1995  $350,000  $104,097       $23,054          -        $4,075
President and        1994  $250,000  $256,148       $16,228     20,500        $3,237
Chief Executive      1993  $250,000  $112,916       $18,464     50,000       $11,144
Officer

Jerome J.            1995  $350,000  $104,097       $93,044           -       $4,075
Goldstein
Chairman of The      1994  $350,000  $256,148       $95,882      20,500       $3,237
Board
                     1993  $350,000  $112,916      $132,468      50,000      $11,144


Carolyn J.           1995  $300,000  $104,097       $72,867           -       $4,075
Anderson
Executive Vice       1994  $275,000  $256,148       $23,912      20,500       $3,237
President,
Chief Operating      1993  $275,000  $112,916       $21,477     50,000       $11,144
Officer,
Corporate Secretary


Barry Shepard        1995  $220,000  $104,097       $37,951          -        $4,075
Treasurer and        1994  $200,000  $256,148       $75,714     20,500        $3,237
Assistant Secretary  1993  $200,000  $112,916       $35,060     50,000       $11,144


Note: There were no restricted stock awards or long term incentive payouts during the last three fiscal years.

(1) The Company has adopted a bonus plan for its executive officers for the 1996 year. The Plan provides that an amount will be distributed to the Company's executive officers equal to 10% of the annual before tax profit exceeding $1,000,000. Such amount, if any, for 1996 will be divided equally among the Company's four executive officers. In no event is a bonus paid unless pre-tax profits exceed $1,000,000 for the fiscal year, nor is any bonus paid on the first $1,000,000 of pre-tax earnings. The Company had substantially the same plan in 1995, 1994 and 1993.

 (2) Key employees, including executive officers
(but excluding any person who serves only as a director), who from time to time are responsible for the management, growth and protection of the business of the Company, are eligible to be granted options under the Company's 1986 Incentive Stock Option Plan. No option under the 1986 Plan may be exercised more than ten years after it is granted, and the exercise price must be at least 100% of the fair market value of the Company's stock on the date of grant. If an employee owns more than 10% of the Company's outstanding stock, then these limitations are five years from the date of grant and 110% of the fair market value.
Options may not be granted to any person in any year to purchase shares having an aggregate fair market value greater than $100,000 at the date the option is granted. Payment for shares purchased upon the exercise of any option must be made in cash.

(3) All Other Compensation for each of the executive officers consists of Company contributions under an Employee Stock Ownership Plan and Trust Agreement ("ESOP") which provides that the Company may contribute annually to the ESOP cash or common stock in an amount not to exceed 15% of all participants' total compensation. The Board of Directors determines whether any contributions will be made for the year. Benefits are allocated to all eligible employees according to a formula based on compensation, except that any income earned on assets of the Trust is allocated to ESOP participants based upon the value that each participant's account bears to the total value of Trust assets.

     There were no changes in the base salaries of the Company's four officers from October 30, 1988 through December 31, 1994. In the aggregate, executive officers' base salaries were increased by 13.5% for 1995.

     The dollar amount of Other Annual Compensation changes from year to year because of fluctuations in the costs of benefits and their timing. Other Annual Compensation in the table above for 1993 through 1995 is comprised of the following:


                                           Mark E.                       Jerome J.
                                          Goldstein                     Goldstein

                                     1993    1994     1995          1993    1994    1995
Automobile purchase (1)           $     -  $    -    $   -        $29,785 $  -    $   -

Income taxes on
automobile purchase (1)                 -       -        -         23,343    -       -

Other automobile
expenses                            2,667   3,512    2,364         2,511   2,972   1,463

Memberships                         8,116   2,472    7,505        14,711   2,885   6,655

Life insurance                      2,345   2,345    2,345        35,150  39,437  35,150

Income taxes on life
insurance                           1,383   1,911    2,022        23,268  28,644  34,017

Medical plan(2)                     2,453   3,391    6,382      -         16,512  12,417

Other                               1,500   2,597    2,436         3,700   5,432   3,342

Total other
compensation                      $18,464 $16,228  $23,054      $132,468 $95,88  $93,044
                                                                               2


                                      Carolyn J. Anderson               Barry Shepard

                                     1993    1994     1995       1993    1994    1995
Automobile purchase (1)
                                     $  -    $  -   $25,000    $      -  24,000       -
                                  -      -
Income taxes on
automobile purchase (1)
                                  -      -         $22,384      -        21,489 -
Other automobile
expenses
                                    3,388   2,656    3,355         2,537   3,460   2,512
Memberships
                                    4,492     824    3,052         4,040     912   3,352
Life insurance
                                    8,220   8,220    8,220        12,956  12,956  12,956
Income taxes on life
insurance
                                    4,582   6,680    7,089         7,644   7,907  11,174
Medical plan(2)
                                       45   4,154    1,870         6,383   2,391   5,521
Other
                                      750   1,378    1,897         1,500   2,599   2,436
Total other
compensation                      $21,477 $23,912  $72,867       $35,060 $75,71  $37,951
                                                                               4

(1) Commencing in 1990, the Company adopted a policy of providing $25,000 for the purchase of an automobile every three years for each executive officer and paying the executive officer an amount to compensate the executive for the additional tax obligations resulting from that purchase.

(2) In addition to group life, health, hospitalization and medical reimbursement plans which generally are available to all employees, the Company has adopted a plan which provides for additional medical coverage of not more than $50,000 per year to each of the Company's executive officers.

     The Company maintains a Key Executive Disability Plan, which is not reflected in the table above. The purpose of this Plan is to provide the executive with his or her regular salary during periods of long-term disability in excess of 90 days to age 70, or to date of death, whichever first occurs; and to provide the Chairman of the Board with the same benefit for life. The benefits available under this Plan will cease upon termination of employment as an executive officer of the Company other than during a period of disability. The Plan is partially funded by disability insurance maintained by the Company under which the Company is the beneficiary.

     OPTIONS GRANTED

     No options were granted to the Company's executive officers during the last fiscal year.

     OPTIONS EXERCISES IN 1995 AND YEAR-END OPTION VALUES

     The following table summarizes information with respect to options exercised during the 1995 fiscal year by the named executive officers and the value of each officer's unexercised stock options at December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES
                                     Number of        In-the-Money
                                     Securities
                        $           Underlying         Value of
             Shares                 Unexercised            Unexercised
             Acquired             Options at Year End  Options at Year
                       Value                             End (2)
Name        Exercise  Realized(1)  Exercisable  Unexercisable Exercisable Unexercisable
Mark E.       49,178   $233,058         70,500     0              $52,656        0
Goldstein

Jerome J.          -          -         70,500     0              $52,656        0
Goldstein

Carolyn J.         -          -         70,500     0              $60,937        0
Anderson

Barry         40,000   $191,875         70,500     0              $60,937        0
Shepard

(1) Represents the difference between the exercise price of the option and market prices of the Company's stock on dates of exercise.
(2) Represents the difference between the exercise price of the options and the closing price of the Company's stock at December 31, 1995 of $2.875/share.



 COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

                    Compensation Committee Report{PRIVATE }

     Introduction and Background

     The Compensation Committee of the Board of Directors was created in March, 1992 and includes two outside directors. The responsibilities of Compensation Committee include the origination of all executive compensation proposals.

     The two outside directors on the Committee were also members of a special litigation committee which in 1991 and 1992 considered compensation issues.
With the assistance of its counsel and the Hay Group, which is a well known, respected compensation and management consulting firm, the special litigation committee conducted an intensive investigation and analysis of the Company's executive compensation and concluded that compensation paid to the executive officers from 1985 to 1991 was fair. A report issued by that committee served as the basis for the 1992, 1993 and 1994 compensation of the executive officers, which continued an existing base salary, a bonus plan and other benefits.

     In making decisions regarding executive compensation, the Compensation Committee considers a number of factors. The Compensation Committee has also determined that an outside consultant on compensation matters should be used once every three years.

     Organization Philosophy

     The Committee believes that the Company's organization and the specific responsibilities of the four executive officers are an essential part of analyzing compensation levels. The first important point concerning the management of the Company is that the four executives subscribe to a team concept of executive management, and operate in accordance with this concept. Although each of the executive officers has his or her specific areas of responsibility and each is able to and often does make independent decisions, the executive officers operate as a collaborative team, and very few significant decisions are made without input from the group as a whole.

     Second, each executive officer is responsible for a number of distinct areas and tasks. Each performs many tasks traditionally associated with "middle management" in other companies in addition to their respective duties of top level or executive management. As a result, the Company has very little "middle management" and operates as a fairly lean organization compared to many of its competitors. In a real sense, this management organization has saved the Company substantial amounts of money over the years. Also the few middle managers in the Company have virtually no role in setting Company policy or in making significant management decisions, all of which are handled by one or more of the four executive officers.

     Jerome J. Goldstein is the founder of the Company and served as its President, Chief Executive Officer and Chairman of the Board until August 1990. In August 1990 he relinquished the titles of President and Chief Executive Officer to Mark E. Goldstein, his son. Mr. Goldstein's relinquishment of the positions of President and CEO was in no sense a retirement, nor a reduction in his contribution to the Company and its performance. Jerome Goldstein remains today the most important driving force behind Company policy. Finally, the Company still relies greatly on Mr. Goldstein's entrepreneurial skills and his talent with respect to product development and design. Since the Company's success is driven by the quality and marketability of its current products and the development of new products, these skills cannot be minimized when assessing Jerome Goldstein's contributions to the Company, both presently and over time. In 1994 and 1995, Mr. Goldstein, with Carolyn Anderson, spearheaded the Company's physical plant expansion in Denver, a project driven by the rapid expansion of the Company's cosmetics line.

     Mark E. Goldstein's role and responsibilities in the Company have increased dramatically since he assumed the position of President and CEO in August 1990. First, for a period of time, he continued to perform most of the duties and responsibilities of a vice-president of sales and marketing, which he performed before becoming CEO. He still takes on many of those responsibilities. For example Mark Goldstein continues to be the primary contact with the Company's largest account, Wal-Mart Stores, Inc., and he directs the Company's advertising and promotional efforts. He has also continued to assume a heavy, but reduced, travel schedule as part of the sales responsibilities. Second, Mark Goldstein has assumed all of the basic responsibilities associated with being a CEO of a public company. He ultimately is responsible for the day-to-day operations of the Company, although he relies on the other three executive officers for their advice and counsel.


     Carolyn J. Anderson has been employed by the Company for twenty-six years, longer than anyone on the executive team other than Jerome Goldstein. She became Corporate Secretary in 1973; she was promoted to Executive Vice President in 1974; and Mrs. Anderson was given the additional title and responsibilities of Chief Operating Officer in 1982. As Chief Operating Officer, Ms. Anderson has the most direct responsibility and decision-making authority with respect to the day-to-day operations of the Company's plant and facilities. Additionally, Ms. Anderson directs the Company's research and development activities.
Ms. Anderson also plays a major role, in cooperation with Barry Shepard, with respect to the Company's "human resources" decisions. It should be noted that the Company does not have a director of human resources. Further, Ms. Anderson shares the responsibility for international sales of the Company's products with Mark Goldstein. In 1994 and 1995, Ms. Anderson was of invaluable assistance to Jerome Goldstein in directing the Company's physical plant expansion in Denver.



     Barry Shepard performs all of the traditional functions of Treasurer and Chief Financial Officer, including negotiations and maintenance of relationships with creditors and the trustee for the Company's bonds. The Compensation Committee recognized that Mr. Shepard played a leading role in securing financing during 1994 of $12 million for the Company's expansion of its facilities. Further, he was highly instrumental in successfully listing the Company's stock on the New York Stock Exchange. He has been with the Company since 1981, and his role on the executive team has increased during his tenure with the Company. Mr. Shepard supervises all of the back office functions of the Company, including accounting, data processing, computer operations and personnel. In addition, he is an active participant in the Company's extensive market research program.


     Factors

     In determining its recommendations on executive compensation, the Committee considered the management organization as described above and the following factors, among others:

     (a)  Services performed and time devoted to the Company by the executive;

     (b)  Amounts paid to executives in comparable companies;

     (c)  The size and complexities of the business;

     (d)  Successes achieved by the executive;

     (e)  The executive's abilities;

     (f)  Increase in volume of business during the executive's tenure;

     (g)  Corporate earnings and profits;


     (h)  Comparison of salary with distributions to stockholders;


     (i)  Prevailing economic conditions;

     (j)  Compensation paid to other employees of the corporation; and

     (k)  The amount previously paid to the executive.

     Utilizing these factors, the Compensation Committee recommended that the base salaries of the Company's executive officers be increased for 1995 (although, at his request, there was no increase in the base salary of the Chairman of the Board). The Committee also recommended that the components of other compensation provided to the Company's executive officers remain the same in 1995 as in 1994. These recommendations were adopted by the Company's Board of Directors.

     In making the recommendations, the Compensation Committee noted, among other things, that: The executive officers have pioneered a new product category (cosmetics) for the Company; the Company has obtained excellent distribution of its new products, successfully extended its cosmetics line in 1992 through 1995, and maintained its core business in household chemical products; and the anticipated amounts for the base salary and bonuses are expected to be tax deductible, without being subject to a limitation on the deductibility of certain compensation in excess of $1 million under the Internal Revenue Code.

     In connection with recommending the compensation of executive officers for 1995, the Compensation Committee did engage the Hay Group for a review of competitiveness of the Company's executive compensation levels. In summary, the Hay Group found that, while some executive's total direct compensation levels are relatively high and others relatively low compared to competition, in total the compensation levels of the Company's executive officers are within competitive ranges.

     With respect to base salaries, the Committee recognized that the base salaries of the Company's four executive officers have not changed since October 30, 1988. Their base salaries were increased in the aggregate by 13.5% for 1995. This modest increase takes into account the performance of each executive as well as the increased responsibilities of Mark E. Goldstein as President and Chief Executive Officer.


     The Company's 1995 executive bonus plan provided for a bonus pool based on 100% of pre-tax profits for the year in excess of $1 million. The four key executive officers shared equally the bonus awarded under the plan. The Company had substantially the same plan in prior years. The Compensation Committee believes that this bonus plan is an important part of the incentives for the Company's executive officers and recognizes directly many of the factors considered important by the Compensation Committee as are stated above.



     The Company provides certain other benefits and perquisites to the executive officers. The Committee believes that the types of benefits offered to Company executives and the value of these benefits are similar to benefit packages provided by competitors. While the Hay Group report in 1992 found that the Company had a comprehensive executive benefits package, there are several other common benefit programs that the Company does not provide to its executives. A number of the benefits are provided by the Company not only to the executive officers but also to other Company employees. These benefits are appropriate for their positions, to compensate them consistent with market levels and to facilitate performance of their jobs in a more efficient and effective manner.


     In conclusion, the factors described above remain applicable for 1995, and the Compensation Committee believes that the levels of compensation for the Company's four executive officers have been fair and appropriate.

                               COMPENSATION COMMITTEE
                                   Dennis H. Field
                                  Michael J. Sheets
                                 Jerome J. Goldstein


STOCK PERFORMANCE GRAPH
     There follows a graph, constructed for the Company, comparing the cumulative total shareholder return of Scott's Liquid Gold-Inc. common stock to the NASDAQ Market Index, to the NYSE Composite Index, and to a selected peer group.


  Measurement      Scott's      NYSE      NASDAQ   Industry
     Period     Liquid Gold-    Index     Index      Index
                    Inc.
    (Fiscal year
        covered)
 Measurement pt.
        12/31/90      $100.00   $100.00    $100.00   $100.00
    Y/E 12/31/91      $146.65   $129.41    $128.38   $114.60
    FYE 12/31/92      $226.64   $135.50    $129.64   $134.53
    FYE 12/31/93      $906.57   $153.85    $155.50   $145.27
    FYE 12/31/94     $1280.30   $150.86    $163.26   $163.18
    FYE 12/31/95      $637.67   $195.61    $211.77   $219.52

                         Fiscal year ended December 31

                 Assumes $100 invested on December 31, 1990 in
                          the Company, the Peer Group,
                            the NASDAQ MARKET INDEX,
                            The NYSE Composite Index
                 and assumes the reinvestment of any dividends


Note: The foregoing graph was prepared for the Company by Media General Financial Services of Richmond, Virginia. The peer group selected by the Company consists of (a) six companies, including Scott's Liquid Gold-Inc., which used the standard industrial classification of specialty cleaning and sanitation and which are publicly held, and (b) four publicly held companies which are partially or entirely engaged in the cosmetics business. The Company believes that, within its industry classes, the assembly of a peer group is difficult because the Company competes with other companies which are significantly larger than Scott's Liquid Gold-Inc., including two major companies which are not publicly traded.

The following companies comprise the peer group: Armor All Products, Avon Products, Inc., Clorox Co., Cosmetic Group USA, Inc., NCH CP, Nutramax Products, Inc., Ocean Bio-Chem, Inc., Proctor and Gamble, and Stephan Co.*

*Two peer group companies, Innovet, Inc. and Neutrogena CP, included in prior years are no longer listed on a major stock exchange and one company included in prior years no longer has a cosmetics business. In lieu thereof, the Company has added three other cosmetics businesses, Nutramax Products, Inc., Cosmetic Group USA, Inc. and Stephan Co.



COMPENSATION OF DIRECTORS


     Four directors are full-time executive officers of the Company and receive no additional compensation for services as a director. Michael J. Sheets, Dennis H. Field, and James F. Keane are non-employee directors. The Company pays $2,500 per month to each non-employee director for his services as director. Mr. Michael J. Sheets is also paid $1,667 per month as a consultant to the Company, primarily in the areas of marketing and advertising.


     On January 15, 1993, the Company's Board of Directors adopted the Company's 1993 Stock Option Plan for Outside Directors (the "Plan"), which was approved by the Company's shareholders on May 5, 1993. The Plan provides for the granting of options to directors who are not employees of the Company. (There are currently three outside directors, but the number of outside directors may change in the future.) The purpose of the Plan is to further the growth and development of the Company by providing an incentive to outside directors of the Company, by increasing their involvement in the business and affairs of the Company, by helping the Company to attract and retain well qualified directors and/or by rewarding directors for their past dedication to the Company. The Plan became effective on January 15, 1993.

     A maximum of 400,000 shares of the Company's common stock are available for issuance upon the exercise of options granted under the Plan. The number of shares available under the Plan, the number of shares subject to outstanding options, and the exercise price per share of such options are subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations or exchanges of stock, or other similar circumstances. If any option under the Plan terminates or expires, the shares allocable to the unexercised portion of the option will again be available for purposes of the Plan.


     The Plan is administered by the Board of Directors or a committee appointed by and serving at the pleasure of the Board of Directors, consisting of no fewer than two directors. The Plan is currently administered by the Board of Directors. At March 11, 1996, options to purchase 390,000 shares of the Company's common stock had been granted under the Plan, 145,000 each to Michael
J. Sheets and Dennis H. Field (with an exercise price of $1.09 for 100,000 shares and $4.87 for 45,000 shares), and 100,000 to James F. Keane (with an exercise price per share of $1.66 for 5,000 shares, $3.00 for 50,000 shares, and $4.87 for 45,000 shares). During 1995, Mr. Sheets exercised an option to acquire 100,000 shares of the Company's common stock at $1.095 per share. Other than for Mr. Sheets, no options had been exercised at March 11, 1996.


TRANSACTIONS WITH MANAGEMENT

     The Company has indemnification agreements with each of its directors and executive officers. These agreements provide for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which the person is made a party because the person is a director or officer of the Company. They also state certain procedures, presumptions and terms relevant to indemnification and advancement of expenses.



SECTION 16 REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company. To the Company's knowledge, there was full compliance with all Section 16(a) filing requirements applicable to those persons.


         PROPOSED AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION
                    (1) TO INCREASE AUTHORIZED COMMON STOCK,
                      (2) TO AUTHORIZE PREFERRED STOCK AND
                   (3) TO DELETE AN INDEMNIFICATION PROVISION

     The Board of Directors has unanimously approved three amendments to the Company's Articles of Incorporation as follows: (1) The amendment of Article III to increase to 50,000,000 from 20,000,000 the number of shares of Common Stock, par value $.10 per share, which the Company is authorized to issue without further approval of the shareholders of the Company; (2) an additional amendment of Article III to authorize the issuance by the Company of up to 20,000,000 shares of Preferred Stock, without par value, in one or more series, from time to time, and having such rights, preferences, privileges, designations and other terms, as the Board of Directors may determine without further approval of the shareholders of the Company; and (3) to delete Article XI, eliminating the section in the Articles of Incorporation stating a non-exclusive right of indemnification for the Company's directors and officers.

     The shareholders will be requested to consider and vote upon each of these three amendments separately at the Annual Meeting. These proposed amendments are attached as Exhibit A to this Proxy Statement. The Board of Directors recommends that the shareholders approve these amendments.

Proposal to Amend the Company's Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

     The Company's Articles of Incorporation currently authorize 20,000,000 shares of Common Stock. Of the 20,000,000 shares of Common Stock currently authorized for issuance, approximately 9,264,842 shares are unissued and unreserved for issuance. The proposed amendment would increase the number of authorized shares of the Company's Common Stock to 50,000,000.

     If the proposed amendment to the Articles of Incorporation is approved, the authorized shares of Common Stock in excess of those issued and reserved will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, unless such action is required in a specific case by applicable laws or regulations or stock exchange rules. (As part of the criteria for continued listing of the Common Stock with the New York Stock Exchange, the Company is required to obtain shareholder approval of certain issuances of stock.)

     The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized shares available for issuance to meet business needs as they may arise. The Board of Directors believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified by the Board of Directors in the future, including stock splits, stock dividends, financings or
acquisitions.   For example, it might be desirable in the future to implement a stock split, which would not be possible on even a two-for-one basis with the current level of authorized shares of Common Stock. Management currently has no arrangements, agreements, understandings or plans for the issuance of the additional shares of Common Stock proposed to be authorized.

     The issuance of additional Common Stock could have the effect of diluting voting power per share or the book value per share of the outstanding Common Stock. Holders of the Company's Common Stock do not have preemptive rights to purchase shares in future issuances. Also, the existence of unissued and unreserved Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest, and thus potentially have an "anti-takeover" effect. An issuance of stock can make acquisition of a company more difficult or more costly. An issuance of stock could deter the types of transactions that may be proposed or could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

     The Board of Directors of the Company will, however, consider any proposals to acquire control of the Company that may arise in the future in accordance with their fiduciary duties and their judgment as to the best interests of the shareholders of the Company at that time. The Company's Articles of Incorporation and Bylaws do not presently contain provisions having an anti-takeover effect. The proposed amendments to increase the authorized Common Stock and to authorize Preferred Stock are not part of a plan by management of the Company to adopt a series of anti-takeover measures, and management has no present intention or plans to propose anti-takeover measures in future proxy solicitations.

     The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then-existing shareholders.

     If approved by the shareholders, the proposed amendment to Article III of the Company's Articles of Incorporation regarding its Common Stock will become effective upon filing of Articles of Amendment with the Secretary of State of Colorado, which is expected to be accomplished on May 1, 1996, or as soon thereafter as practicable. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE III OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

Proposal to Amend the Company's Articles of Incorporation to Authorize the Issuance of Shares of Preferred Stock In One Or More Series


     No preferred stock is presently authorized by the Company's Articles of Incorporation. The proposed amendment would authorize the Board of Directors, without any further shareholder action (unless such action is required in a specific case by applicable laws or regulations or stock exchange rules), to issue from time to time shares of Preferred Stock as one class without series or in one or more series and to fix by resolution the designations, preferences,limitations and relative rights of such class or each such series. The class as a whole or any series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends, limited voting rights, redemption and liquidation rights, senior to the Company's Common Stock.


     Under the proposed amendment, the Preferred Stock would have no voting rights except for the following: (a) voting rights required by applicable law (which currently provides for a vote of a class or series for certain amendments to the articles of incorporation affecting the class or series); (b) voting rights which the Board of Directors may grant to the class or a series of the Preferred Stock with respect to any amendment of the Company's Articles of Incorporation which adversely affects any right, preference or a limitation of the class or series; and (c) voting rights which the Board of Directors may grant to the class or a series of the Preferred Stock to elect a certain number of directors of the Company if there is a failure to pay dividends on the class or series for a period of time or to make a mandatory redemption payment when due for the class or series. The terms, conditions and limitations of any such voting rights will be determined by the Board of Directors, including the number of directors to be elected and the time period for which there must be a failure to pay any dividends for voting rights to occur. The Board of Directors of the Company believes that the Common Stock should be the only class with unlimited voting power.

     In the Board of Directors' opinion, the primary reason for authorizing the Preferred Stock is to provide flexibility for the Company's capital structure. The Board of Directors believes that this flexibility is necessary to enable it to tailor the specific terms of a class or series of Preferred Stock that may be issued to meet market conditions and financing opportunities as they arise, without the expense and delay that would be entailed in calling a shareholders meeting to approve the specific terms of the class or any series of Preferred Stock.

     The Preferred Stock may be used by the Company for any proper corporate purpose. Such purpose might include, without limitation, issuance as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties, or issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations. The Company currently has no arrangements, agreements, understandings or plans for the issuance of any Preferred Stock.

     It is not possible to state the precise effects of the authorization of the Preferred Stock upon the rights of the holders of the Company's Common Stock, until the Board of Directors determines the respective preferences, limitations, and relative rights of the holders of the class as a whole or of any series of the Preferred Stock. Such effects might include: (a) reduction of the amount otherwise available for the payment of dividends on Common Stock, to the extent dividends are payable on any issued Preferred Stock; (b) restrictions on dividends on the Common Stock; (c) voting rights of any series or the class of Preferred Stock to vote separately, or to vote with the Common Stock, on limited matters as indicated above; (d) conversion of the Preferred Stock into Common Stock at such prices as the Board determines, which could include issuance at below the fair market value or original issue price of the Common Stock, diluting the book value per share of the outstanding Common Stock; and (e) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the Preferred Stock.

     In addition, the existence of unissued Preferred Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if stock was issued in response to a potential takeover. Issuances of stock, including preferred stock with conversion rights, can and have been implemented by some companies in a manner intended to make acquisition of the companies more difficult or more costly. Please see a further discussion of such effects under "Proposal to Amend the Company's Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock."

     If approved by the shareholders, this proposed additional amendment to
Article III, with respect to Preferred Stock, will become effective upon filing Articles of Amendment with the Secretary of State of Colorado, which is expected to be accomplished on May 1, 1996, or as soon thereafter as practicable. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE III TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.


Proposal to Amend the Company's Articles of Incorporation to Delete an Indemnification Provision

     The deletion of Article XI of the Company's Articles of Incorporation will eliminate the section in the Articles of Incorporation stating a non-exclusive right of indemnification for the Company's directors and officers. The existing
Article XI, which would be deleted, is attached as Exhibit B to this Proxy Statement.

     Article XI of the Company's Articles of Incorporation requires the Company to indemnify the Company's directors and officers against expenses and liabilities incurred in connection with any action, suit or proceeding to which they are made a party by reason of their position, with certain exceptions. The exceptions concern a person who has been adjudged liable for fraud or misconduct and also liabilities under securities laws. Article XI also provides that the right of indemnification stated in the Article does not exclude other rights to which a person indemnified may be entitled, and thus the Board of Directors believes that Article XI is non-exclusive. The proposed amendment would delete
Article XI in its entirety.

     The Board of Directors believes that the indemnification provisions of
Article XI are outdated and unnecessary. The indemnification rights stated in
Article XI were adopted in 1969. Since that time, the standards for indemnification, as well as statutory exclusions from indemnification, have changed. Under current Colorado law, a director or officer may be indemnified by a corporation if the person acted in good faith and the person reasonably believed (a) in the case of conduct in an official capacity, that the person's conduct was in the corporation's best interests and (b) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation. In a criminal proceeding, the person must have no reasonable cause to believe that his or her conduct was unlawful. A person may not be indemnified, under current Colorado law, by a corporation in connection with a proceeding by or in the right of a corporation in which the person was adjudged liable to the corporation or in a proceeding in which the person is adjudged liable on the basis that he or she derived an improper personal benefit unless a court specifically finds that the person is fairly and reasonably entitled to indemnification. Also, the validity of any indemnification with respect to liabilities under securities laws is not a well-settled issue, and such indemnification might be permitted by a court under certain circumstances. Accordingly, Article XI is, to an extent, inconsistent with existing law. Further, while Article XI is viewed as a non-exclusive means for indemnification, as indicated above, its deletion will eliminate any potential conflict with other statutory or contractual indemnification provisions. The Board believes that indemnification is best handled by agreements and bylaw provisions which refer to applicable law as in effect from time to time.

     The indemnification of directors and officers has been an important factor in recent years in the efforts of corporations, including the Company, to attract and retain qualified directors and officers. The Company currently has indemnification agreements with each of its directors and officers, as well as Bylaw sections, which provide for indemnification and advancement of expenses to the full extent permitted by law. See "Election of Directors and Management Information - Transactions With Management." These agreements and the Bylaw provisions will continue unchanged after the deletion of Article XI.

     If approved by the shareholders, the proposed deletion of Article XI will become effective upon the filing of articles of amendment with the Secretary of State of Colorado, which is expected to be accomplished on May 1, 1996, or as soon thereafter as practicable. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO DELETE ARTICLE XI OF THE COMPANY'S ARTICLES OF INCORPORATION.


                                 COMPANY ACCOUNTANTS

     Arthur Andersen LLP was selected by the Board of Directors as the Company's independent auditors for the fiscal year ended December 31, 1995, and it is anticipated that the Company may select the same firm as the Company's independent auditors for the fiscal year ending December 31, 1996. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if he so desires. Such representative also is expected to be available to respond to appropriate questions at that time.


                                SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the Company's proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before November 23, 1996.


                           1995 ANNUAL REPORT ON FORM 10-K


    THE COMPANY'S FORM 10-K REPORT FOR 1995 CONSISTS PRIMARILY OF
TO INFORMATION IN THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS AND
THIS PROXY STATEMENT AND IS FILED ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 1995 IN THE FORM FILED WITH THE SEC SHOULD ADDRESS A WRITTEN REQUEST TO CAROLYN J. ANDERSON, CORPORATE SECRETARY, SCOTT'S LIQUID GOLD-INC., 4880 HAVANA STREET, DENVER, COLORADO 80239-2400.


                               SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of pocket expenses incurred by them in so doing. Also, D.F. King & Co., Inc. has been retained to assist with the solicitation of proxies for a fee of $5,000, an additional fee of $3 per each incoming and outgoing shareholder telephone contact (if any), plus reimbursement of reasonable expenses,


                                   OTHER BUSINESS

     As of the date of this Proxy Statement, Management was not aware that any business not described above would be presented for consideration at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.

     The above Notice and Proxy Statement are sent by order of the Board of Directors.


                                               CAROLYN J. ANDERSON
                                               Corporate Secretary
Denver, Colorado
March 22,1996


                                   EXHIBIT A
                               TO PROXY STATEMENT
                              DATED MARCH 22, 1996

            Text of Proposed Amendments to Articles of Incorporation

     (1)  Article III is hereby amended in its entirety to read as follows:

          "The corporation shall have the authority to issue 50,000,000 shares of common stock, each having a par value of $0.10 per share, which shall have unlimited voting rights and shall be entitled to receive net assets of the corporation upon dissolution."

     (2) Article III is hereby further amended by the addition of the following three paragraphs:

          "In addition, the corporation shall have the authority to issue 20,000,000 shares of preferred stock, without par value. Such preferred stock may be issued in series. Notwithstanding the rights of common stock stated above, the entitlement of the Company's common stock to receive net assets of the corporation upon dissolution, and the voting rights of common stock of the Company, shall be subject to the voting and other rights, if any, provided to the holders of preferred stock by these Articles of Incorporation. Except for and subject to those rights expressly granted to the holders of the preferred stock, or except as may be provided by law, the holders of common stock shall have exclusively all other rights of shareholders.

          This corporation's Board of Directors shall have the authority, without shareholder action, to determine the preferences, limitations and relative rights of any preferred stock (whether in a series or as a class), including without limitation the following: (i) the designation of any series or class of preferred stock; (ii) the number of shares constituting the series or class; (iii) voting rights, if any, complying with the limitations on voting rights stated in this
     Article III for preferred stock, except that no condition, limitation, or prohibition on voting shall eliminate any right to vote required by Colorado law; (iv) any redemption rights and, if provided, the terms and conditions of such redemption, including without limitation the date or dates upon or after which any preferred stock shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (v) any sinking fund for the redemption or purchase of shares of a series or class, and, if provided, the terms and amount of such sinking fund; (vi) conversion rights and, if provided, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (vii) distribution rights, including without limitation a dividend rate and the determination of whether such rights are cumulative, noncumulative or partially cumulative; and
     (viii) preference rights over any other class or series of shares with respect to distributions, including without limitation any priority as to dividends and as to distributions upon the dissolution of the corporation.

               The preferred stock of the corporation shall have no voting rights except (I) the preferred stock shall have voting rights required by applicable law (which required voting rights may be set forth in the preferences, limitations and relative rights of a class or series), (ii) any preferred stock of a class or series may have voting rights with respect to any amendment, alteration or repeal of any provisions of the corporation's Articles of Incorporation which adversely affects any right, preference or limitation of the class or series, and (iii) any preferred stock of a class or series may have voting rights to elect a certain number of directors of the corporation in the event of the corporation's failure to pay dividends on the class or series for a period of time or to make a mandatory redemption payment when due for the class or series. The Board of Directors shall, in accordance with the authority granted to Board of Directors in this Article III, determine whether any such voting rights, not required by applicable law, shall exist and shall also determine the terms, conditions and limitations of any such voting rights, including without limitation the number of and time period for any such failures to pay dividends necessary for voting rights to occur and the number of directors to be elected by a class or series after such an event.''
     (3) Article XI, concerning indemnification, is deleted in its entirety, and subsequent Articles shall be renumbered accordingly.


                                   EXHIBIT B
                               TO PROXY STATEMENT
                              DATED MARCH 22, 1996

                          Text of Existing Article XI


     The following is the existing Article XI which is proposed to be deleted from the Articles of Incorporation of the Company:

     ARTICLE XI

     The corporation shall indemnify each director and each director and each officer, his heirs, executors and administrators against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the corporation, except in relation (i) to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, and (ii) to liabilities under the Securities Act of 1933, as amended, the securities laws of Colorado or other applicable securities laws. In the event of a settlement before or after action or suit, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. The foregoing right of indemnification shall not exclude other rights to which a person indemnified may be entitled.



PROXY CARD

PROXY                SCOTT'S LIQUID GOLD-INC.                        PROXY

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders
                           To be held May 1, 1996
The undersigned hereby appoints Jerome J. Goldstein, Mark E. Goldstein,
Carolyn J. Anderson, or Barry Shepard, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Scott's Liquid Gold-Inc., which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held on May 1, 1996, at 10:00 a.m. and at any and all adjournments thereof for the following purposes:
(1) Election of Directors:
___ FOR all nominees listed below (except as marked to the contrary below)
___ WITHHOLD AUTHORITY to vote for all nominees listed below

          Jerome J. Goldstein       Mark E. Goldstein       Carolyn J.
 Anderson       Barry Shepard       Dennis H. Field       James F. Keane
                               Michael J. Sheets

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE IMMEDIATELY BELOW.)

(2) Amendment to the Company's Articles of Incorporation to increase the authorized number of shares of the Company's common stock to 50,000,000 shares.
            ___  FOR             ___   AGAINST             ___  ABSTAIN
(3) Amendment to the Company's Articles of Incorporation to authorize up to 20,000,000 shares of preferred stock issuable in one or more series.
            ___  FOR             ___   AGAINST             ___  ABSTAIN
(4) Amendment to the Company's Articles of Incorporation to delete a provision on indemnification of directors and officers.
            ___  FOR             ___   AGAINST             ___  ABSTAIN
(5) In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING "FOR" ELECTION OF THE NOMINEES FOR DIRECTOR AS SELECTED BY THE BOARD OF DIRECTORS AND "FOR" ITEMS 2, 3 AND 4 CONCERNING AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.

                                        Dated                          , 1996




                                        SIGNATURE(S) OF SHAREHOLDER(S)

                                        Please complete, date and sign exactly
                                        as your name appears hereon.  If shares
                                        are held jointly, each holder should
                                        sign.  When signing as attorney,
                                        executor, administrator, trustee,
                                        guardian or corporate official, please
                                        add your title.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.